Exhibit 99.1

                       Baldwin's CFO to Leave the Company

    SHELTON, Conn.--(BUSINESS WIRE)--Feb. 26, 2007--Baldwin Technology Company, Inc. (AMEX:BLD) announced today that Vijay Tharani, the Company's Vice President, Chief Financial Officer and Treasurer will be leaving Baldwin on March 2, 2007 to pursue another opportunity.

    Company Chairman and CEO Gerald A. Nathe said, "We appreciate the many contributions that Mr. Tharani has made to the company's business success during his near six-year tenure with the company. Vijay joined Baldwin at a financially difficult time, and as he leaves now, the company is in a strong financial position. We wish him well as he progresses on to the next stage of his career." Mr. Nathe also noted that Baldwin expects to announce a successor to the CFO position in the near future.

    About Baldwin

    Baldwin Technology Company, Inc. is a leading global manufacturer of printing press accessories and controls for the newspaper publishing and commercial printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.

    Investors may contact Frank Hawkins or Julie Marshall at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investor relations kit, visit http://www.hawkassociates.com. An investment profile about Baldwin Technology may be found at http://www.hawkassociates.com/bldprofile.aspx.

    CONTACT: Hawk Associates, Inc.
             Frank N. Hawkins, Jr. or Julie Marshall
             305-451-1888
             info@hawkassociates.com
             http://www.hawkassociates.com